TOUCHSTONE TAX-FREE TRUST

            AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

          The undersigned hereby certifies that she is the duly elected Secretary of Touchstone Tax-Free Trust and that pursuant to Section 4.1 of the Restated Agreement and Declaration of Trust of Touchstone Tax-Free Trust, the Trustees, at a meeting on December 21, 2000, at which a quorum was present, adopted the following resolutions:

                 "WHEREAS, the issuance of Class B shares by the Tax-Free
                  Intermediate Term Fund and the Ohio Insured Tax-Free Fund
                  (the `Class B Funds') is in the best interests of each Class B Fund and its shareholders; and

                  THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class B shares of the Class B Funds from time to time at their respective prices per share of not less than the respective net asset values thereof; and

                  FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectus and Statement of Additional Information as they may be amended and/or supplemented from time to time; and

                  FURTHER RESOLVED, that when any of the Class B shares of the Class B Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and non-assessable by the Trust; and

                  FURTHER RESOLVED, that the officers of the Trust are authorized and directed to take all action as they deem necessary or desirable in order to carry out the foregoing resolutions."

          The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of May 1, 2001, and that she is causing this Certificate to be signed and filed as provided in
Section 7.4 of the Restated Agreement and Declaration of Trust.

             WITNESS my hand this 27th day of March, 2001.


                           /s/ Tina D. Hosking
                           --------------------------------
                           Tina D. Hosking, Secretary